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                                                                   EXHIBIT 99.1

AZURIX LOGO                                                      Media Contact
                                                                 Diane Bazelides
                                                                 (713) 345-5209

                                                                Analyst Contact
                                                                Elizabeth Ivers
                                                                (713) 646-9531

AZURIX CORP. ANNOUNCES PLANS TO OFFER DEBT SECURITIES

FOR IMMEDIATE RELEASE:  Wednesday, January 26, 2000

     HOUSTON - Azurix Corp. announced today that it intends to offer U.S. dollar and U.K. pound sterling denominated Senior Notes due 2007 and U.S. dollar denominated Senior Notes due 2010 in an aggregate amount of $500,000,000. The offering is expected to close during February 2000.

     The offering will be made in the United States only to qualified institutional buyers and outside the United States only in accordance with Regulation S under the Securities Act of 1933, as amended. Azurix will use the proceeds of the offering to repay outstanding indebtedness and for general corporate purposes, which may include acquisitions.

     The Senior Notes have not been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

     Azurix is a global water company that owns, operates and manages water and wastewater assets, provides water and wastewater related services and develops and manages water resources for municipal and industrial customers. Azurix's Internet address is www.azurix.com, and the stock is traded under the ticker symbol, "AZX."

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